April 14, 2026 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated February 11, 2026 to product supplement no. 4-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the
Common Stock of NVIDIA Corporation, the Common Stock of
Broadcom Inc. and the Common Stock of Oracle Corporation due
August 11, 2027
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated February 11, 2026, related to the notes referred to above (the “pricing supplement”), the Review Dates are as follows:
Review Dates*: February 8, 2027, March 8, 2027, April 6, 2027, May 6, 2027, June 7, 2027, July 6, 2027 and August 6, 2027 (final
Review Date)
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in
the accompanying product supplement
CUSIP: 46660JVY5
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms
Specific to the Notes” in the pricing supplement.
● Pricing supplement dated February 11, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026016363/ea0277064-01_424b2.htm
● Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
● Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
● Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm